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                                                                    Exhibit 23.3

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fuel-Tech N.V. for the registration of 21,669,407 shares of Fuel Tech Inc.'s common stock and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Fuel-Tech N.V., Fuel-Tech N.V. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fuel-Tech N.V., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


Chicago, Illinois
August 3, 2006